UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Citrix Systems, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 13, 2022

CITRIX SYSTEMS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	0-27084	75-2275152
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices) (Zip Code)

Telephone: (954) 267-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $.001 par value per share	CTXS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Supplemental Disclosures

As previously disclosed, on January 31, 2022, Citrix Systems, Inc., a Delaware corporation (“Citrix” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Picard Parent, Inc., a Delaware corporation (“Parent”), Picard Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, for certain limited purposes detailed in the Merger Agreement, TIBCO Software, Inc., a Delaware corporation, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. On March 16, 2022, Citrix filed a definitive proxy statement (the “Definitive Proxy Statement”), as such may be supplemented from time to time, with the Securities and Exchange Commission (the “SEC”) with respect to the special meeting of Citrix’s stockholders scheduled to be held on April 21, 2022 (the “Citrix Special Meeting”).

Explanatory Note

In connection with the Merger Agreement, eleven complaints have been filed as individual actions in United States District Courts. Four complaints have been filed in the United States District Court for the Southern District of New York and are captioned Stein v. Citrix Systems, Inc., et al., 22-cv-1864 (filed March 4, 2022), O’Dell v. Citrix Systems, Inc., et al., 22-cv-1892 (filed March 4, 2022), Bell v. Citrix Systems, Inc., et al., 22-cv-1925 (filed March 7, 2022) (the “Bell Complaint”), Messiha v. Citrix Systems, Inc., et al., 22-cv-2094 (filed March 14, 2022), Rodriguez v. Citrix Systems, Inc., et al., 22-cv-2925 (filed April 8, 2022), and Finger v. Citrix Systems, Inc., et al., 22-cv-2976 (filed April 11, 2022). Three complaints have been filed in the United States District Court for the Eastern District of New York and are captioned Whitfield v. Citrix Systems, Inc., et al., 22-cv-01317 (filed March 10, 2022), Shumacher v. Citrix Systems, Inc., et al., 22-cv-1453 (filed March 16, 2022), and Lee v. Citrix Systems, Inc., et al., 22-cv-1504 (filed March 18, 2022). One complaint has been filed in the United States District Court for the Eastern District of Pennsylvania and is captioned Waterman v. Citrix Systems, Inc., et al., 22-cv-917 (filed March 10, 2022). One complaint has been filed in the United States District Court for the District of Delaware and is captioned Gould v. Citrix Systems, Inc., et al., 22-cv-359 (filed March 21, 2022). The foregoing complaints are referred to as the “Merger Actions.”

The Merger Actions generally allege that the Definitive Proxy Statement or the preliminary proxy statement filed by the Company with the SEC on March 3, 2022 misrepresent and/or omit certain purportedly material information relating to the Company’s financial projections, the analyses performed by the financial advisor to the Citrix Board of Directors in connection with the Merger, potential conflicts of interest of the Company’s officers and directors, and the events that led to the signing of the Merger Agreement. The Merger Actions assert violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder against all defendants (the Company, its Board of Directors and certain officers) and violations of Section 20(a) of the Exchange Act against Citrix’s directors and officers. The Bell Complaint also asserts a breach of fiduciary duty against the individual defendants. The Merger Actions seek, among other things, an injunction enjoining the stockholder vote on the Merger and the consummation of the Merger unless and until certain additional information is disclosed to Citrix stockholders, costs of the action, including plaintiffs’ attorneys’ fees and experts’ fees, and other relief the court may deem just and proper.

The Company cannot predict the outcome of the Merger Actions. The Company believes that the Merger Actions are without merit, and Citrix and the individual defendants intend to vigorously defend against the Merger Actions and any subsequently filed similar actions. If additional similar complaints are filed, absent new or significantly different allegations, the Company will not necessarily disclose such additional filings.

While the Company believes that the disclosures set forth in the Definitive Proxy Statement comply fully with all applicable law and denies the allegations in the pending Merger Actions described above, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined voluntarily to supplement certain disclosures in the Definitive Proxy Statement related to plaintiffs’ claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Merger Actions described above that any additional disclosure was or is required or material.

All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. Underlined and bolded text shows text being added to a referenced disclosure in the Definitive Proxy Statement and stricken-through text shows text being deleted from a referenced disclosure in the Definitive Proxy Statement. This Current Report on Form 8-K is incorporated into, and amends and/or supplements, the Definitive Proxy Statement as provided herein. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

Supplemental Disclosures to Definitive Proxy Statement

The disclosure under the heading “Background of the Merger” is hereby amended and supplemented by replacing the second full paragraph on page 22 of the Definitive Proxy Statement in its entirety with the following:

On April 29, 2021, Citrix announced its results of operations for the first quarter of fiscal year 2021, which included reported revenue below expectations despite year-over-year growth in Citrix’s software-as-a-service annualized recurring revenue. The Company noted that its results reflected supply chain challenges for certain components used in its networking products, which led to hardware shipment delays, and lower than anticipated on-premises term average contract duration. In addition, Citrix lowered its fiscal year 2021 earnings guidance to reflect the actual results for the first quarter, as well as the dilutive impact of the closing of the Wrike acquisition. By the close of market on April 29, 2021, Citrix’s stock price had dropped $10.49 per share, or approximately 7.5%, to $128.02 per share.

The disclosure under the heading “Background of the Merger” is hereby amended and supplemented by replacing the final full paragraph on page 22 of the Definitive Proxy Statement, carrying over onto page 23, in its entirety with the following:

On August 26, 2021, the Citrix Board held a meeting at which members of senior management and representatives of each of Qatalyst Partners, who had assisted the Company with its strategic discussions with Strategic Buyer A in 2019, and Goodwin Procter LLP, Citrix’s outside counsel (“Goodwin”), were present. At the meeting, Messrs. Calderoni and Henshall reported on their recent conversation with Mr. Cohn and receipt of the August 25th Letter. The representatives of Goodwin reviewed with the directors their fiduciary duties under Delaware law and related process considerations, including the importance of monitoring and disclosing to the Citrix Board any potential conflicts of interest that could arise in connection with any strategic process. The representatives of Qatalyst Partners then provided a summary of the August 25th Letter and reviewed the trading history of Citrix’s common stock, a financial update and selected statistics regarding Citrix, and an overview of Elliott, ~~and~~ its recent private equity transactions, and its public investment activity. Members of senior management also provided an updated forecast regarding the financial results for the third quarter of 2021. The Citrix Board then discussed the August 25th Letter and potential responses to Elliott and next steps, including whether to commence a strategic review process and engage with Elliott with respect to a possible transaction. Following discussion, the Citrix Board determined that, in light of Citrix’s recent financial performance and stock price and the execution challenges facing the Company, it was in the best interests of the Company and its stockholders to request a specific proposal from Elliott to gauge the feasibility of a potential transaction and also contact Strategic Buyer A to inquire as to whether Strategic Buyer A would be interested in re-engaging with Citrix regarding a potential transaction.

The disclosure under the heading “Background of the Merger” is hereby amended and supplemented by replacing the final full paragraph on page 23 of the Definitive Proxy Statement, carrying over onto page 24, in its entirety with the following:

Also at the meeting, the Citrix Board, together with the representatives of Goodwin, discussed past and current business relationships that certain directors had with Elliott or other potential participants in a strategic process. In particular, it was noted that Moira A. Kilcoyne was currently a director of Elliott Opportunity II Corp., a special purpose acquisition company sponsored by an affiliate of Elliott, and Thomas E. Hogan was currently a Managing

Director of Vista, which was among the financial sponsors that the Citrix Board determined to potentially contact in connection with the strategic process given Vista’s investment focus in enterprise software, data and technology-enabled organizations and in light of Vista’s prior ownership of Wrike. It was determined that, given Ms. Kilcoyne’s current relationship with an Elliott affiliate and Mr. Hogan’s current relationship with Vista and the potential conflicts or the appearance of potential conflicts that could arise as a result of these relationships, Ms. Kilcoyne and Mr. Hogan would recuse themselves from further Board meetings or deliberations regarding a potential transaction with Elliott or Strategic Buyer A or alternatives thereto. As a result, Ms. Kilcoyne and Mr. Hogan (who were not in attendance for any portion of this meeting related to the strategic process) did not participate in further Board or committee meetings or deliberations regarding a potential transaction with Elliott or Strategic Buyer A or any alternatives thereto. In addition, the Citrix Board discussed certain past relationships identified by the directors, including the past service of Mr. Cohn on the Citrix Board, including service on the operations committee and nominating and corporate governance committee, and on a CEO search committee (disbanded in January 2016), which overlapped with certain of Citrix’s current directors, the past service of Mr. Cohn on the Board of Directors of LogMeIn, Inc. (the company that acquired Citrix’s GoTo family of service offerings) which overlapped with certain of Citrix’s current directors, and a prior 18-month consulting relationship between Mr. Calderoni and Elliott that occurred during 2018 and~~had concluded in July~~ 2019. It also was noted that a family member of Mr. Calderoni works for Elliott in a non-investment, administrative role. The Citrix Board determined that these relationships did not present a conflict with respect to the consideration of a potential strategic transaction with Elliott or any alternatives thereto.

The disclosure under the heading “Background of the Merger” is hereby amended and supplemented by replacing the eighth full paragraph on page 27 of the Definitive Proxy Statement in its entirety with the following:

From September 28 through October 1, 2021, Citrix’s senior management provided separate presentations regarding the Company to each of Financial Sponsor A, Financial Sponsor B, Financial Sponsor C, Financial Sponsor D, and Financial Sponsor E, as well as a presentation to Elliott and Financial Sponsor F on September 30th. Representatives of Qatalyst Partners attended each of these presentations. Following each of these presentations, the applicable financial sponsor was provided with access to a virtual due diligence data room populated by Citrix with certain priority due diligence items. Thereafter, each of these financial sponsors provided supplemental due diligence requests and had further discussions with members of senior management of Citrix as requested to discuss Citrix’s business, products, technology, go-to-market strategy, and/or financial position. Throughout Citrix’s evaluation of potential strategic alternatives, Mr. Calderoni and other members of senior management had conversations with representatives of the various potential acquirers and financial sponsors, including Elliott and Vista, regarding, among other things, the due diligence materials provided by the Company, supplemental requests for due diligence made by the potential acquirers, updates regarding the Company’s business and financial performance during the pendency of the strategic process, the proposed financing for a transaction, and the potential timing for a transaction. No member of senior management made any proposals or otherwise discussed the specific terms of a potential strategic transaction during any meetings or conversations with any potential acquirers or financial sponsors, and Citrix’s management team, including Mr. Calderoni, was directed by the Citrix Board not to, and they did not, discuss ~~any~~ the terms of any post-transaction employment, including any potential positions or compensation, ~~or compensation matters~~ for senior management with any potential acquirers or financial sponsors. The confidentiality agreements with potential financial sponsor bidders also restricted their ability to have discussions with Citrix’s management team regarding post-transaction employment or compensation matters.

The disclosure under the heading “Background of the Merger” is hereby amended and supplemented by replacing the fifth full paragraph on page 36 of the Definitive Proxy Statement in its entirety with the following:

On January 28, 2022, following the finalization of their financing plan for the transaction, representatives of Vista and Elliott contacted Qatalyst Partners to continue the price negotiations. During this conversation, the representatives of Vista and Elliott proposed a new purchase price of $103.51 per share contingent upon: (1) no further dividend payments by Citrix; (2) no accelerated vesting of outstanding equity awards as a result of the closing of the Merger beyond any accelerated vesting provided for by virtue of pre-existing contractual rights; (3) no further grants of equity awards prior to closing of the Merger; and (4) Citrix’s repatriation of cash prior to closing as may be requested by Vista and Elliott. The representatives of Vista and Elliott indicated that the lower purchase price reflected Vista and Elliott’s best and final offer and was the result of the cost and terms of the final financing package, elevated geopolitical uncertainty in Russia especially with respect to its potential impact on Wrike, and other confirmatory diligence findings discovered since the December 5th Proposal. The representatives of Vista and Elliott noted that the debt commitment had been increased to $15.0 billion and included more expensive terms than anticipated, the preferred equity of $2.5 billion was at the low end of the expected range and included more expensive terms than anticipated, and the common equity of $2.275 billion would be provided by Elliott. Mr. Cohn similarly contacted Mr. Calderoni to confirm the best and final purchase price and related considerations.

The disclosure under the heading “Illustrative Discounted Cash Flow Analysis” is hereby amended and supplemented by replacing the introductory sentence and sub-bullet (a) of the second full paragraph on page 43 of the Definitive Proxy Statement in its entirety with the following:

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Citrix common stock as of December 31, 2021 (which is the end of Citrix’s most recent completed fiscal year and most recent balance sheet date) by:

• adding:

(a)

the implied net present value of the estimated future unlevered free cash flows of Citrix, based on the December Projections, for calendar year 2022 through calendar year 2025 (which implied present value was calculated by using a range of discount rates of 8.0% to 9.5%, based on an estimated weighted average cost of capital for Citrix; Qatalyst Partners calculated an estimated weighted average cost of capital for Citrix utilizing the capital asset pricing model and inputs based on Qatalyst Partners’ professional judgment); and

The disclosure under the heading “Illustrative Discounted Cash Flow Analysis” is hereby amended and supplemented by replacing the introductory sentence and sub-bullet (a) of the first full paragraph on page 44 of the Definitive Proxy Statement in its entirety with the following:

Qatalyst Partners also performed an illustrative discounted cash flow analysis based on an illustrative sensitivity scenario reflecting a downside case to the December Projections (as provided by Citrix management) (see the section of this proxy statement captioned “—Certain Financial Projections—Summary of Unlevered Free Cash Flows”), which is designed to imply a range of potential per-share present values for Citrix common stock as of December 31, 2021 (which is the end of Citrix’s most recent completed fiscal year and most recent balance sheet date) by:

• adding:

(a) the implied net present value of the estimated future unlevered free cash flows of Citrix, based on sensitivity to the December Projections, for calendar year 2022 through calendar year 2025 (which implied present value was calculated by using a range of discount rates of 8.0% to 9.5%, based on an estimated weighted average cost of capital for Citrix; Qatalyst Partners calculated an estimated weighted average cost of capital for Citrix utilizing the capital asset pricing model and inputs based on Qatalyst Partners’ professional judgment); and

The disclosure under the heading “Selected Transactions Analysis” is hereby amended and supplemented by replacing the chart beginning on the bottom of page 46 of the Definitive Proxy Statement in its entirety with the following:

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	Enterprise Value ($MM)
12/20/21	Cerner Corporation	Oracle Corporation	4.8x	14.1x	28,938

08/05/21	Cornerstone OnDemand, Inc.	Clearlake Capital Group, L.P.	5.9x	18.8x	5,238

06/01/21	Cloudera, Inc.	Kohlberg Kravis Roberts & Co. L.P. and Clayton, Dubilier & Rice, LLC	5.2x	30.4x	4,884

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	Enterprise Value ($MM)
12/17/19	LogMeIn, Inc.	Francisco Partners and Evergreen Coast Capital Corp.	3.4x	10.7x	4,418

11/11/19	Carbonite, Inc.	Open Text Corporation	2.7x	9.8x	1,436

12/23/18	MYOB Group Limited	Kohlberg Kravis Roberts & Co. L.P. and Clayton, Dubilier & Rice, LLC	4.9x	12.1x	1,708

11/11/18	athenahealth, Inc.	Veritas Capital Fund Management, L.L.C. & Evergreen Coast Capital Corp.	3.9x	13.8x	5,649

10/10/18	Imperva, Inc.	Thoma Bravo, LLC	5.1x	45.1x	1,863

07/11/18	CA, Inc.	Broadcom Inc.	4.3x	11.2x	18,384

11/27/17	Barracuda Networks, Inc.	Thoma Bravo, LLC	3.6x	18.8x	1,398

09/19/16	Infoblox Inc.	Vista Equity Partners	3.7x	19.4x	1,353

07/07/16	AVG Technologies N.V.	Avast Holding B.V.	3.2x	9.0x	1,452

04/07/15	Informatica Corporation	Permira Advisers and Canada Pension Plan Investment Board	4.3x	18.1x	4,874

02/02/15	Advent Software, Inc.	SS&C Technologies Holdings, Inc.	6.4x	18.0x	2,683

12/15/14	Riverbed Technology, Inc.	Thoma Bravo, LLC	3.2x	11.5x	3,580

11/25/14	Advanced Computer Software Group Ltd.	Vista Equity Partners	3.5x	14.9x	1,196

09/29/14	TIBCO Software Inc.	Vista Equity Partners	3.9x	17.4x	4,207

09/02/14	Compuware Corporation	Thoma Bravo, LLC	3.4x	9.8x	2,115

05/06/13	BMC Software, Inc.	Bain Capital Partners LLC, Golden Gate Private Equity, Inc, GIC Special Investments Pte Ltd and Insight Venture Management LLC	3.1x	7.9x	7,136

11/01/12	JDA Software, Inc.	RedPrairie (New Mountain Capital)	2.5x	9.4x	1,815

07/02/12	Quest Software	Dell Inc.	2.5x	10.9x	2,386

04/26/11	Lawson Software	GGC Software Holdings, Inc. (an affiliate of Golden Gate Capital and Infor)	2.4x	10.8x	1,928

05/12/10	Sybase, Inc.	SAP SE	4.5x	12.9x	5,766

03/31/10	Skillsoft PLC	SSI Investments III Limited (an affiliate of Berkshire Partners LLC, Advent International Corporation and Bain Capital Partners, LLC)	3.7x	10.1x	1,131

Additional Information Unrelated to the Merger Actions

As disclosed in the Opinion of Qatalyst Partners, “Qatalyst Partners and/or its affiliates may be currently providing, or may in the future provide, investment banking and other financial services to the Company, Parent, TIBCO or their respective affiliates unrelated to the Merger for which [Qatalyst Partners] would expect to receive compensation.” On April 11, 2022, Datto, Inc., of which Vista Equity Partners Management, LLC and its affiliated funds currently own a controlling interest, announced its pending sale to Kaseya Ltd. and Qatalyst Partners served as Datto’s financial advisor in connection with that transaction.

Nothing in this additional information shall be deemed an admission of the legal necessity to disclose such information or of its materiality under applicable laws.

Additional Information and Where to Find It

This report has been prepared in respect of the proposed transaction involving Citrix and affiliates of Vista Equity Partners and Elliott Investment Management, L.P., and may be deemed to be soliciting material relating to such transaction. In connection with the transaction, Citrix filed the Definitive Proxy Statement relating to the Citrix Special Meeting with the SEC on March 16, 2022. Additionally, Citrix may file other relevant materials in connection with the transaction with the SEC. Investors and securityholders of Citrix are urged to read carefully and in their entirety the Definitive Proxy Statement and any other relevant materials filed or that will be filed with the SEC when they become available because they contain or will contain important information about the proposed transaction and related matters. Investors and securityholders may obtain a copy of the Definitive Proxy Statement, as well as other filings containing information about the transaction that are filed by Citrix with the SEC, free of charge on EDGAR at www.sec.gov or on the investor relations page of Citrix’s website at www.investors.citrix.com.

Participants in the Solicitation

Citrix and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Citrix stockholders in respect of the proposed transaction. Information about Citrix’s directors and executive officers is set forth in the Definitive Proxy Statement. Other information regarding the participants in the proxy solicitation and a description of their interests are contained in the Definitive Proxy Statement for the Citrix Special Meeting and other relevant materials filed or that will be filed with the SEC in respect of the proposed transaction.

Safe Harbor for Forward-Looking Statements

Certain statements contained in this report may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “predicts,” “plans,” “expects,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “might,” “could,” “see,” “seek,” “forecast,” and similar words. Forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond the Company’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include, among others: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (ii) the failure to obtain the required stockholder approval of the Merger Agreement; (iii) the failure to obtain certain required regulatory approvals to the completion of the proposed Merger or the failure to satisfy any of the other conditions to the completion of the proposed Merger; (iv) any difficulties of Vista or Elliott in financing the Merger as a result of uncertainty or adverse developments in the debt or equity capital markets or otherwise; (v) the effect of the announcement of the proposed Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally; (vi) the response of competitors to the proposed Merger; (vii) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed Merger; (viii) the ability to meet expectations regarding the timing and completion of the proposed Merger; (ix) significant costs associated with the proposed Merger; (x) potential litigation relating to the proposed Merger; (xi) restrictions during the pendency of the proposed Merger that may impact the Company’s ability to pursue certain business opportunities; and (xii) the other risks, uncertainties and factors detailed in the Company’s filings with the SEC, including in the Company’s Annual Report on Form 10-K, filed February 16, 2022. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The Company is providing the information in this communication as of this date and assumes no obligations to update the information included in this communication or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Citrix Systems, Inc.

By:	/s/ Antonio G. Gomes
	Name:	Antonio G. Gomes
	Title:	Executive Vice President and Chief Legal Officer

Date: April 13, 2022